Exhibit 3.3

CERTIFICATE OF DESIGNATIONS OF THE
8.75% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERENCE SHARES
OF
GASLOG LTD.

GASLOG LTD., a Bermuda exempted company (the “Company”), HEREBY CERTIFIES that pursuant to the resolutions of the Pricing Committee of the Board of Directors of the Company adopted on March 30, 2015, a series of 8.75% Series A Preference Shares, par value US$0.01 per share (the “Series A Preference Shares”), was created and the designation, preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series A Preference Shares, in addition to those set forth in the Memorandum of Association and the Bye-laws of the Company, were fixed as follows:

Section 1. Designation. The distinctive serial designation of such series of Preference Shares is “8.75% Series A Cumulative Redeemable Perpetual Preference Shares”. Each Series A Preference Share shall be identical in all respects to every other share of Series A Preference Shares, except as to the respective dates from which dividends may begin accruing, to the extent such dates may differ. The Series A Preference Shares represent perpetual equity interests in the Company and shall not give rise to a claim for payment of a principal amount at a particular date.

Section 2. Shares.

(a)	Number. The authorized number of shares of Series A Preference Shares shall be 4,600,000. The Series A Preference Shares that are purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued Preference Shares, undesignated as to series.

(b)	Securities Depository. The Series A Preference Shares shall be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no Holder of the Series A Preference Shares shall be entitled to receive a certificate evidencing such shares, unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and the Company shall have not selected a substitute Securities Depository within 60 calendar days thereafter. So long as the Securities Depository shall have been appointed and is serving, payments and communications made by the Company to Holders of the Series A Preference Shares shall be made by making payments to, and communicating with, the Securities Depository. Investors in the Series A Preference Shares who are not direct participants in the Securities Depository may hold their interests therein indirectly through organizations (including Euroclear System (“Euroclear”) and Clearstream Banking, N.A. (“Clearstream”) which are direct participants.

Section 3. Dividends.

(a)	Dividends. Dividends on each Series A Preference Share shall be cumulative and shall accrue at the Dividend Rate from the Original Issue Date (or, for any subsequently issued and outstanding shares, from the Dividend Payment Date immediately preceding the issuance date of such shares) until such time as the Company pays the dividend or redeems the shares in full in accordance with Section 6 below, whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or cash available for the payment of dividends. Dividends, to the extent declared to be paid by the Company in accordance with this Certificate of Designations, shall be paid quarterly on each Dividend Payment Date. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date), to but excluding the next Dividend Payment Date for such Dividend Period. If any Dividend Payment Date otherwise would fall on a date that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preference Shares shall be payable based on a 360-day year consisting of twelve 30-day months.

(b)	Payment and Priorities of Dividends. Not later than the close of business, New York City time, on each Dividend Payment Date, the Company shall pay those dividends, if any, on the Series A Preference Shares that shall have been declared by the Board of Directors to the Securities Depository or, if there is no Securities Depository at the relevant time, to the Holders of record of such shares as such Holders’ names appear on the register of members of the Company maintained by the Registrar on the applicable record date (the “Record Date”) for any dividend payment, being the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Company’s Bye-laws and this Certificate of Designations. No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series A Preference Shares and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors out of cash available for such purpose and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series A Preference Shares on the record date for such payment, which may not be more than 60 days nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all issued and outstanding Series A Preference Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series A Preference Shares and any Parity Securities shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series A Preference Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series A Preference Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of the Series A Preference Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series A Preference Shares. So long as the Series A Preference Shares are held of record by the Securities Depository or its nominee, declared dividends shall be paid to the Securities Depository in same-day funds on each Dividend Payment Date. In other circumstances, dividends may be
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paid by check mailed to the registered address of the Holder, unless, in any particular case, the Company elects to pay by wire transfer.

Section 4. Liquidation Rights.

(a)	Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of Series A Preference Shares shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to shareholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iii) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other shares of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series A Preference Shares in an amount equal to the Series A Liquidation Preference. For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the Holders of then issued and outstanding Senior Shares shall be entitled to receive the applicable Liquidation Preference on such Senior Shares before any distribution shall be made to the Holders of the Series A Preference Shares or any Parity Securities and (y) the Holders of issued and outstanding Series A Preference Shares shall be entitled to the Series A Liquidation Preference per share in cash before any distribution shall be made to the holders of Common Shares. Holders of Series A Preference Shares shall not be entitled to any other amounts from the Company, in their capacity as Holders of such shares, after they have received the Series A Liquidation Preference. The payment of the Series A Liquidation Preference shall be a payment in redemption of the Series A Preference Shares such that, from and after payment of the full Series A Liquidation Preference, any such Series A Preference Shares shall thereafter be cancelled and no longer be outstanding.

(b)	Partial Payment. If, in the event of any distribution or payment described in Section 4(a) above where the Company’s assets available for distribution to holders of the issued and outstanding Series A Preference Shares are insufficient to satisfy the applicable Liquidation Preference for such Series A Preference Shares, the Company’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Company shall be distributed among the Series A Preference Shares and such Parity Securities as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Holders of Series A Preference Shares receive a partial payment of their Series A Liquidation Preference, such partial payment shall reduce the Series A Liquidation Preference of their Series A Preference Shares, but only to the extent of such amount paid.

(c)	Residual Distributions. After payment of the applicable Liquidation Preference to the holders of the issued and outstanding Series A Preference Shares, the Company’s remaining assets and funds shall be distributed among the holders of the Common Shares and any other Junior Securities then outstanding according to their respective rights and preferences.

Section 5. Voting Rights.

(a)	General. The Series A Preference Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by the Companies Act 1981.
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(b)	Right to Elect One Director. In the event that six quarterly dividends, whether consecutive or not, payable on the Series A Preference Shares are in arrears, the Holders of Series A Preference Shares shall have the right, voting separately as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of the Board of Directors only, and the size of the Board of Directors shall be increased as needed to accommodate such change (unless the size of the Board of Directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series A Preference Shares voted as a class for the election of such director). Such right of such Holders of Series A Preference Shares to elect a member of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series A Preference Shares shall have been paid in full, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends with respect to the Series A Preference Shares as described above in this Section 5(b). Upon any termination of the right of the Holders of the Series A Preference Shares and, if applicable, any other Parity Securities to vote as a class for such director, the term of office of the director then in office elected by such Holders and holders voting as a class shall terminate immediately. The director elected by the Holders of the Series A Preference Shares and, if applicable, any other Parity Securities shall be entitled to one vote on any matter before the Board of Directors and shall have one vote only. The Holders of the Series A Preference Shares and, if applicable, any other Parity Securities shall not be entitled to appoint more than one director on the Board of Directors at any time. The Company will use its best efforts to effectuate the election or appointment of the directors pursuant to this Section 5(b).

(c)	Other Voting Rights.

(1)	Unless the Company shall have received the affirmative vote or consent of the Holders of at least two-thirds of the issued and outstanding Series A Preference Shares, voting as a single class, the Company may not adopt any amendment to the Memorandum of Association, Bye-laws or this Certificate of Designations that adversely vary the rights attached to the Series A Preference Shares in any material respect.

(2)	Unless the Company shall have received the affirmative vote or consent of the Holders of at least two-thirds of the issued and outstanding Series A Preference Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Company may not (x) issue any Parity Securities if the cumulative dividends payable on issued and outstanding Series A Preference Shares are in arrears or (y) create or issue any Senior Shares.

(d)	Voting Power. For any matter described in this Section 5 in which the Holders of the Series A Preference Shares are entitled to vote as a class, such Holders shall be entitled to one vote of Series A Preference Share. Any Series A Preference Share held by the Company or any of its subsidiaries or Affiliates shall not be entitled to vote.

(e)	No Vote or Consent in Other Cases. No vote or consent of Holders of Series A Preference Shares shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any Common Shares or other Junior
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Securities or (iii) except as expressly provided in paragraph (c)(2) above, the authorization or issuance of any preference shares of any series of the Company.

Section 6. Optional Redemption. The Company shall have the right at any time on or after , 2020 to redeem the Series A Preference Shares, in whole or from time to time in part, from any source of funds available for such purpose. Any such optional redemption shall occur on a date set by the Company (the “Redemption Date”).

(a)	Redemption Price. The Company shall affect any such redemption by paying cash for each Series A Preference Share to be redeemed equal to the Series A Liquidation Preference for such share on such Redemption date (the “Redemption Price”). So long as the Series A Preference Shares are held of record by the Securities Depository or its nominee, the Redemption Price shall be paid by the Paying Agent to the Securities Depository on the Redemption Date.

(b)	Redemption Notice. The Company shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Redemption Date, to the Holders of record (as of the close of business, New York City time, no later than the Business Day next preceding the day on which notice is given) of any Series A Preference Shares to be redeemed as such Holders’ names appear on the Company’s register of members maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the “Redemption Notice”) shall state: (1) the Redemption Date, (2) the number of Series A Preference Shares to be redeemed and, if less than all issued and outstanding Series A Preference Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the Redemption Price, (4) the place where the Series A Preference Shares are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the shares to be redeemed shall cease to accumulate from and after such Redemption Date.

(c)	Effect of Redemption; Partial Redemption. If the Company elects to redeem less than all of the issued and outstanding Series A Preference Shares, the number of shares to be redeemed shall be determined by the Company, and such shares shall be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. The aggregate Redemption Price for any such partial redemption of the issued and outstanding Series A Preference Shares shall be allocated correspondingly among the redeemed Series A Preference Shares. The Series A Preference Shares not redeemed shall remain issued and outstanding and subject to all the terms provided in this Certificate of Designations (including the Company’s right, if it elects so, to redeem all or part of the Series A Preference Shares issued and outstanding at any relevant time in accordance with this Section 6 (including this paragraph (c)).

(d)	Redemption Funds. If the Company gives or causes to be given a Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the Series A Preference Shares as to which such Redemption Notice shall have been given, by the close of business, New York City Time, no later than the Business Day immediately preceding the Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series A Preference Shares to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such shares is issued in the name of
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the Securities Depository or its nominee) of the certificates therefor as set forth in the Redemption Notice. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series A Preference Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Company’s shareholders shall cease, except the right to receive the Redemption Price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared and such shares shall not thereafter be transferred on the Company’s register of members maintained by the Registrar and Transfer Agent or be deemed to be issued and outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series A Preference Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of Series A Preference Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request after which repayment the Holders of the Series A Preference Shares entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Redemption Notice, there shall be no redemption of any Series A Preference Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

(e)	Certificate. Any Series A Preference Shares that are redeemed or otherwise canceled by the Company shall revert to the status of authorized but unissued Preference Shares, undesignated as to series. If only a portion of the Series A Preference Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preference Shares represented by the surrendered certificate that have not been called for redemption.

(f)	Redemption Priority. Notwithstanding anything to the contrary in this Section 6, in the event that full cumulative dividends on the Series A Preference Shares and any Parity Securities shall not have been paid or declared and set apart for payment, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preference Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preference Shares and any Parity Securities. The Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Shares or any other Junior Securities unless full cumulative dividends on the Series A Preference Shares and any Parity Securities for all prior and the then ending Dividend Periods shall have been paid or declared and set apart for payment.
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Section 7. Rank. The Series A Preference Shares shall be deemed to rank:

(a)	Seniority. Senior to all classes of Common Shares and any other class or series of capital shares established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it is made junior to the Series A Preference Shares or any Parity Securities as to dividend distributions and distributions upon any Liquidation Event (collectively referred to with the Company’s Common Shares as “Junior Securities”);

(b)	Parity. On a parity with any class or series of shares established after the Original Issue Date by the Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series A Preference Shares as to dividend distributions and distributions upon any Liquidation Event (referred to as “Parity Securities”); and

(c)	Junior. Junior to (i) all of our indebtedness, including our senior unsecured Norwegian bond of NOK 1 billion and guarantees of our subsidiaries’ indebtedness, (ii) all other liabilities and (iii) each other class or series of shares expressly made senior to the Series A Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (such shares described in clause (iii), “Senior Shares”).

The Company may issue additional Common Shares and other Junior Securities and, subject to Section 5(c)(2) of this Certificate of Designations, Parity Securities from time to time in one or more series without the consent of the holders of the Series A Preference Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each series of securities.

Section 8. Definitions. As used herein with respect to the Series A Preference Shares:

“Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Board of Directors” means the board of directors of the Company or, to the extent permitted by the Bye-laws and the Companies Act 1981, any authorized committee thereof.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

“Bye-laws” means the bye-laws of the Company, as they may be amended from time to time.

“Common Shares” means the common shares of the Company, par value $0.01 per share, and any other issued and outstanding class of common shares of the Company.

“Company” has the meaning set forth in the introductory paragraph of this Certificate of Designations.

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“Dividend Payment Date” means each January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2015.

“Dividend Period” means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the calendar day next preceding the next Dividend Payment Date.

“Dividend Rate” means a rate equal to 8.75% per annum of the Stated Series A Liquidation Preference per share.

“Holder” means the Person in whose name the Series A Preference Shares are registered on the stock register of the Company maintained by the Registrar and Transfer Agent.

“Junior Securities” has the meaning set forth in Section 7(a) of this Certificate of Designations.

“Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 4(a) of this Certificate of Designations and with respect to any holder of any class or series of shares of the Company, the amount otherwise payable to such holder in such distribution with respect to such class or series of shares (assuming no limitation on the assets of the Company available for such distribution), including an amount equal to any accrued but unpaid dividends thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of capital shares of the Company so provide). For avoidance of doubt, for the foregoing purposes the Series A Liquidation Preference is the Liquidation Preference with respect to the Series A Preference Shares.

“Officer’s Certificate” means a certificate signed by the Company’s Chief Executive Officer or the Chief Financial Officer or another duly authorized officer.

“Original Issue Date” means April 7, 2015.

“Parity Security” has the meaning set forth in Section 7(b) of this Certificate of Designations.

“Paying Agent” means American Stock Transfer & Trust Company, acting in its capacity as paying agent for the Series A Preference Shares, and its respective successors and assigns or any other payment agent appointed by the Company.

“Person” means a legal person, including any individual, Company, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

“Preference Shares” means any of the Company’s shares, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, over the Common Shares.

“Record Date” has the meaning set forth in Section 3(b) of this Certificate of Designations.

“Redemption Date” has the meaning set forth in Section 6 of this Certificate of Designations.

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“Redemption Notice” has the meaning set forth in Section 6(b) of this Certificate of Designations.

“Redemption Price” has the meaning set forth in Section 6(a) of this Certificate of Designations.

“Registrar” means American Stock Transfer & Trust Company, acting in its capacity as registrar for the Series A Preference Shares, and its successors and assigns or any other registrar appointed by the Company.

“Securities Depository” means The Depository Trust Company, and its successors or assigns or any other securities depository selected by the Company.

“Senior Shares” has the meaning set forth in Section 7(c) of this Certificate of Designations.

“Series A Liquidation Preference” means a liquidation preference for each Series A Preference Share initially equal to $25.00 per share, which liquidation preference shall be subject to (a) increase by the per share amount of any accumulated and unpaid dividends (whether or not such dividends shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 4 of this Certificate of Designations which does not result in payment in full of the liquidation preference of such Series A Preference Share.

“Series A Preference Share” has the meaning set forth in Section 1 of this Certificate of Designations.

“Stated Series A Liquidation Preference” means an amount equal to $25.00 per Series A Preference Share.

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preference Shares, as it may be amended from time to time in a manner consistent with this Certificate of Designations, the Bye-laws and the Companies Act 1981.

“Transfer Agent” means American Stock Transfer & Trust Company, acting in its capacity as transfer agent for the Series A Preference Shares, and its respective successors and assigns or any other transfer agent appointed by the Company.

For all purposes relevant to this Certificate of Designations: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for share splits, share combinations, share dividends and similar events; and, except as otherwise set forth in this Certificate of Designations, if any event under this Certificate of Designations occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

Section 9. Fractional Shares. No Series A Preference Shares may be issued in fractions of a share.

Section 10. No Sinking Fund. The Series A Preference Shares will not be subject to any sinking fund requirements.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Company, the Registrar, the Transfer Agent and the Paying Agent may deem and treat the Holder of any Series A Preference Shares as the true, lawful and absolute owner thereof for all purposes, and neither the Company nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

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Section 12. Notices. All notices or communications in respect of the Series A Preference Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Bye-laws or by applicable law.

Section 13. Other Rights. The Series A Preference Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designations or the Bye-laws or as provided by applicable law.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set her hand this 30th day of March, 2015.

GASLOG LTD.

By:	/s/ Nicola Lloyd
Name: Nicola Lloyd
Title: General Counsel